JT 1334

COPYRIGHT, 1930, BY DWIGHT & M. H. JACKSON CHICAGO PATENT PENDING

S-4

EXHIBIT 4.1

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

NUMBER

SHARES

SEE RESTRICTIONS ON REVERSE SIDE OF THIS CERTIFICATE

PRESS VENTURES, INC.

AUTHORIZED CAPITAL 100,000,000 SHARES $0.001 PAR VALUE

This Certifies That ______________________ is the owner of ______________________ full paid and non-assessable

SHARES OF THE CAPITAL STOCK OF PRESS VENTURES, INC.

transferable on the books of the Corporation in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and sealed with the Seal of the Corporation,

this ____________ day of ____________ A.D. ______

Caroline Johnston SECRETARY

Caroline Johnston PRESIDENT

SPECIMEN

DWIGHT & M. H. JACKSON 205 W. RANDOLPH STREET

CORPORATION SUPPLY CO. CHICAGO, ILLINOIS 60606